Exhibit 10.101

AMENDMENT NO. 1
TO
AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 dated as of September 30, 2005 to the Amended and Restated Credit Agreement dated as of September 29, 2004 (as amended and restated, the “Credit Agreement”) among RailAmerica, Inc., a Delaware corporation (“Holdings”), Palm Beach Rail Holding, Inc., a Delaware corporation (“Intermediate Holdings”), RailAmerica Transportation Corp., a Delaware corporation (the “Company”), RailAmerica Canada Corp., RaiLink Canada Ltd., the Lenders referred to therein (the “Lenders”), UBS AG, Stamford Branch, as Administrative Agent (the “Administrative Agent”) and The Bank of Nova Scotia, as Collateral Agent for the Lenders (the “Collateral Agent”).

RECITALS:

The Company has advised the Lenders that it wishes to undertake the Alcoa Railroad Acquisition referred to below. To permit it to consummate the Alcoa Railroad Acquisition, the Company (i) wishes to borrow Alcoa Additional Term Loans (as defined in the Credit Agreement) in the principal amount of $75,000,000, the proceeds of which will be applied to fund the Alcoa Railroad Acquisition and pay fees and expenses in connection therewith, and which Alcoa Additional Term Loans will become a U.S. Term Loan (as defined in the Credit Agreement) in a single tranche with existing U.S. Term Loans and (ii) has requested the Lenders to effect certain other amendments to the Credit Agreement. The Lenders party hereto are willing to agree to such amendments on and subject to the terms and conditions set forth herein.

The parties hereto therefore agree as follows:

SECTION 1 . Definitions. Unless otherwise specifically defined in the recitals above, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, on and after the effectiveness of this Amendment, refer to the Credit Agreement as amended hereby.

SECTION 2 . Amendment to Definitions.

(a) The definitions of the following terms set forth in Section 1.1 of the Credit Agreement are hereby amended to read in full as follows:

“Commitment” means, as the context may require, (i) a Lender’s Term Loan Commitment, Revolving Loan Commitment, Letter of Credit Commitment or the Alcoa Additional Term Loan Commitment or (ii) the Swing Line Lender’s Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the U.S. Term Loan Commitment Amount, the U.S. Revolving Loan Commitment Amount, the Canadian Term Loan Commitment Amount, the Canadian Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount, the Swing Line Loan Commitment Amount or the Alcoa Additional Term Loan Commitment Amount.

“Term Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Term Loans pursuant to Section 2.1.3(a); provided that each Lender with a Term Loan Percentage shall be obligated to make Term Loans (other than Alcoa Additional Term Loans or any Other Additional Term Loans) up to a percentage of the U.S. Term Loan Commitment Amount and the Canadian Term Loan Commitment Amount which, in each case, is equal to such Lender’s percentage of the aggregate Term Loans (other than the Alcoa Additional Term Loans and any Other Additional Term Loans).

“type” means (i) relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan, (ii) in the case of Term Loans, made or being maintained as U.S. Term Loans (including Alcoa Additional Term Loans), Canadian Term Loans or Other Additional Term Loans (if any) and (iii) in the case of Revolving Loans, made or being maintained as U.S. Revolving Loans or Canadian Revolving Loans.

“U.S. Term Loans” has the meaning set forth in Section 2.1.3(a).

(b) New Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding, in appropriate alphabetical order, the following definitions:

“Alcoa Additional Term Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make an Alcoa Additional Term Loan pursuant to Section 2.1.3(c)

“Alcoa Additional Term Loan Commitment Amount” means $75,000,000.

“Alcoa Additional Term Loans” is defined in Section 2.1.3(c).

“Alcoa Railroad Acquisition” means the acquisition by the Company and/or one or more of its Subsidiaries of the Alcoa Railroads pursuant to the Alcoa Railroad Acquisition Agreement.

“Alcoa Railroad Acquisition Agreement” means the Stock Purchase Agreement made and entered into as of September 30, 2005 by and among Alcoa Inc., a Pennsylvania corporation, certain other shareholders referred to therein and the Company, as “Purchaser”, as in effect on the date hereof.

“Alcoa Railroads” means the “Railroads” as defined in the Alcoa Railroad Acquisition Agreement.

“Amendment No. 1” means Amendment No. 1 to this Agreement dated as of September 30, 2005.

“Amendment No. 1 Effective Date” means September 30, 2005.

“Other Additional Term Loans” is defined in clause (a) of Section 7.2.2.

SECTION 3 . Certain Amendments Relating to Alcoa Additional Term Loans.

(a) References to “U.S. Term Loans”. Section 2.1.3 of the Credit Agreement is amended by adding, immediately after the words “shall refer to such U.S. Term Loans and Canadian Term Loans made on the Amendment Effective Date” in clause (a) thereof, the following parenthetical phrase:

(and, in the case of U.S. Term Loans, additional U.S. Term Loans made as Alcoa Additional Term Loans on the Amendment No. 1 Effective Date)

(b) Commitment to Make Additional Term Loans. Section 2.1.3 of the Credit Agreement is amended by relettering clause (c) thereof as clause (d), and relettering clause (d) thereof as clause (e) and inserting the following as a new clause (c) thereof:

(c) In a single Borrowing occurring on the Amendment No. 1 Effective Date, each Lender that has an Alcoa Additional Term Loan Commitment agrees that it will make a loan to the Company (relative to such Lender, its “Alcoa Additional Term Loan”; and together with the Amendment Effective Date U.S. Term Loans (in a single tranche), the “U.S. Term Loans”) in a principal amount equal to the amount set forth opposite each such Lender’s name on Schedule II-B hereto.

(c) Interest Period Adjustments. Section 2.1.3 of the Credit Agreement is amended by inserting at the end thereof a new clause (f) to read in full as follows:

(f) Notwithstanding anything to the contrary in the definition of Interest Period or elsewhere herein, all Interest Periods for U.S. Term Loans in existence immediately before the Amendment No. 1 Effective Date shall end on (but exclude) the Amendment No. 1 Effective Date and a new Interest Period for U.S. Term Loans (including U.S. Term Loans made as Alcoa Additional Term Loans on the Amendment No. 1 Effective Date) shall begin on (and include) the Amendment No. 1 Effective Date. In the event any Lender shall incur any loss or expense resulting from such Interest Period termination, such Lender shall be reimbursed in accordance with the terms of Section 4.4 herein.

(c) Repayments and Prepayments. Section 3.1.1 of the Credit Agreement is amended by (i) replacing the percentage in the “Term Loan Stated Maturity Date” row and “U.S. Term Loans” column of the table in clause (c) thereof with the phrase “aggregate outstanding principal amount” and (ii) inserting, immediately after the words “the aggregate principal amount of U.S. Term Loans or Canadian Term Loans (as applicable) immediately after the Borrowing to occur on the Amendment Effective Date” in clause (c) thereof, the following parenthetical phrase:

(or, in the case of any such payment of U.S. Term Loans after the end of 2005, the aggregate principal amount of U.S. Term Loans, including Alcoa Additional Term Loans, immediately after giving effect to the making of Alcoa Additional Term Loans on the Amendment No. 1 Effective Date)

SECTION 4 . Certain Conforming Changes To Accommodate Additional Term Loans.

(a) Section 2.1.4 of the Credit Agreement is amended by: (i) inserting immediately after the phrase “all Term Loans” in clause (c) thereof the phrase “(other than Additional Term Loans)”; (ii) replacing the period at the end of clause (d)(ii) thereof with the expression “; and” and (iii) inserting at the end thereof a new clause (e) to read in full as follows:

(e) the Alcoa Additional Term Loans

(i) of all Lenders made on the Amendment No. 1 Effective Date would exceed the Alcoa Additional Term Loan Commitment Amount; or

(ii) of any such Lender with an Alcoa Additional Term Loan Commitment made on the Amendment No. 1 Effective Date would exceed the amount set forth opposite each such Lender’s name on Schedule II-B hereto.

(b) Section 2.3.1 of the Credit Agreement is amended by inserting immediately after the parenthetical “(other than any Additional Term Loans)” the expression “, or the Amendment No. 1 Effective Date in the case of Alcoa Additional Term Loans”.

(c) Section 2.7 of the Credit Agreement is hereby amended by inserting immediately after the phrase “a U.S. Term Note” in clause (c) thereof the expression “,an amended U.S. Term Note reflecting such Lender’s Alcoa Additional Term Loan Commitment, if any,”.

(d) Schedules. Schedule II of the Credit Agreement is hereby amended by adding immediately to the right of the column entitled “Term Loan Commitment” the column contained hereto in the form of Schedule II-B to Amendment No. 1.

SECTION 5 . Amendments to Covenants.

(a) Confirmation of Existing Mortgages and Execution of New Mortgages. The heading for Section 7.1.8 of the Credit Agreement is modified to read “Modification of Mortgages; Execution of Certain Additional Mortgages”, and new text is added to the end of the existing text of Section 7.1.8 to read in full as follows:

Within 90 days after the Amendment No. 1 Effective Date, the Company will deliver to the Administrative Agent, with respect to each of the Mortgages in effect immediately prior to the Amendment No. 1 Effective Date, either (i) confirmation from counsel (in the form of an opinion of counsel or otherwise) reasonably satisfactory to the Administrative Agent that no amendment or supplement to such Mortgage is necessary to ensure its continued enforceability and the continued creation and perfection of the security interest created thereby in support of the Obligations to the same extent as before giving effect to Amendment No. 1 or (ii) counterparts of a modification to each Mortgage duly executed by the applicable Borrower and/or the applicable Subsidiary Guarantor, together with evidence of (x) the completion of all recordings and filings as may be necessary or desirable to confirm and extend the lien of such Mortgage (or other arrangements reasonably satisfactory to the Administrative Agent) and (y) payment of mortgage recording or similar taxes and charges, and an opinion of local counsel in form and substance reasonably satisfactory to the Administrative Agent, including as to the enforceability of such Mortgage, as amended. Within 30 days after the Amendment No. 1 Effective Date, the Company will deliver to the Administrative Agent a duly executed Mortgage with respect to each of the properties referred to on Schedule I to Amendment No. 1, together with (x) UCC-1 financing statements with respect to fixtures and personal property thereon, (y) evidence of (A) the completion of all recordings and filings as may be necessary or desirable to confirm and extend the lien of such Mortgage (or other arrangements reasonably satisfactory to the Administrative Agent) and (B) payment of mortgage recording or similar taxes and charges and (z) an opinion of counsel with respect to each such Mortgage in form and substance reasonably satisfactory to the Administrative Agent.

(b) Indebtedness. Clause (a) of Section 7.2.2 of the Credit Agreement is amended to read in full as follows:

(a) Indebtedness in respect of the Obligations (including the Alcoa Additional Term Loans) and, in addition to the Alcoa Additional Term Loans, up to $25,000,000 aggregate principal amount of additional term loans under this Agreement, either as additional Term Loans or another tranche of term loans (such loans, the “Other Additional Term Loans”; and together with the Alcoa Additional Term Loans, the “Additional Term Loans”), to the Company, provided that (i) the Administrative Agent and the Lead Arranger consent to such borrowing of Other Additional Term Loans, (ii) one borrowing of Other Additional Term Loans may be made and no Default exists at the time of such borrowing, (iii) all financial covenants in Section 7.2.4 are satisfied on a pro forma basis on the date of such borrowing and for the then most recent determination period after giving effect to such Other Additional Term Loans and any acquisition funded in whole or in part by such Other Additional Term Loans, (iv) the Other Additional Term Loans do not mature or require any amortization payments prior to the Stated Maturity Date of the existing Term Loans (other than de minimis amortization payments similar to those of the existing Term Loans) and are otherwise no more than pari passu with the Term Loans with respect to mandatory prepayments and other payment rights, (v) the Company seeks commitments for the Other Additional Term Loans first from existing Lenders (each of which may agree or decline to participate in its sole discretion) and, thereafter if necessary, additional financial institutions, (vi) this Agreement and the other Loan Documents are amended as necessary to provide fully for such Other Additional Term Loans and the Lenders thereof by amendments satisfactory to each Obligor, the Required Lenders and the Administrative Agent and (vii) all conditions precedent to such borrowing (including compliance with the Senior Leverage Ratio in Section 7.2.4(b) hereof) set forth in this Agreement as so amended are satisfied or waived by the Lenders;

(c) Financial Covenants. Section 7.2.4 of the Credit Agreement is hereby amended by restating clause (a) and (b) thereof in full as follows:

(a) The Company and the Restricted Subsidiaries will not permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 4.75:1.0.

(b) So long as any Additional Term Loans (including without limitation the Alcoa Additional Term Loans) are outstanding, the Company and the Restricted Subsidiaries will not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period_____	Senior Leverage Ratio
7/1/05 – 6/30/06	4.75:1.0

7/1/06 – 12/31/07	4.50:1.0

1/1/08 – 12/31/08	4.25:1.0

1/1/09 – thereafter	3.75:1.0

(d) Investments. Section 7.2.5(g) of the Credit Agreement is amended to read in full as follows:

(g) Investments by the Company or any Restricted Subsidiary by way of the acquisition of Capital Stock constituting Permitted Acquisitions in an amount not to exceed $80,000,000 in any one transaction, but in any event not to exceed $300,000,000 for all such Permitted Acquisitions (excluding from such calculation the Alcoa Railroad Acquisition) over the term of this Agreement; provided that (i) such Investments shall result in the acquisition of a wholly owned Subsidiary and (ii) upon making such Investments, the provisions of Section 7.1.9 are complied with;

SECTION 6 . Conditions To Extension of Credit. Article 5 is amended by inserting at the end thereof the following section:

Section 5.3. Extension of Credit for Alcoa Additional Term Loan. The obligations of the Lenders to fund a Credit Extension in respect of the Alcoa Additional Term Loans shall be subject to the satisfaction of each of the conditions precedent set forth below:

Section 5.3.1. Notes. The Agents shall have received, for the account of each Lender with an Alcoa Additional Term Loan Commitment that has requested an amended U.S. Term Note in writing two Business Days prior to the Amendment No. 1 Effective Date, such Lender’s amended U.S. Term Note duly executed and delivered by an Authorized Officer of the Company.

Section 5.3.2. Closing Fees and Expenses. The Agents shall have received for their respective accounts, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 11.3, to the extent then invoiced.

Section 5.3.3. Financial Information; No Material Adverse Change. (a) The Agents shall have received, with counterparts for each Lender,

(i) a Compliance Certificate from Holdings for the period of four full Fiscal Quarters immediately preceding the Alcoa Railroad Acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of the Alcoa Railroad Acquisition and evidencing compliance with the covenants set forth in Section 7.2.4;

(ii) the pro forma consolidated balance sheets and statements of income and cash flows for Holdings, as well as the pro forma levels of EBITDA and other operating data, for the fiscal year ending December 31, 2004 and pro forma statements of income for Holdings for each fiscal quarter of the fiscal year in which the Amendment No. 1 Effective Date occurs and for the comparable periods of the preceding fiscal year, after giving effect to the transactions contemplated by Amendment No. 1, and

(iii) projected consolidated financial statements (including balance sheets and statements of income, stockholders’ equity and cash flows) of Holdings and its Restricted Subsidiaries for the five-year period following the first Anniversary of the Amendment No. 1 Effective Date satisfactory in form and substance to the Agents.

(b) Since December 31, 2004, there shall not have been any material adverse change in the business, assets, condition (financial or otherwise), operations, performance, properties, Projections or prospects of Holdings, Intermediate Holdings, the Company and the Restricted Subsidiaries, taken as a whole.

(c) The Agents shall have received a certificate duly executed and delivered by the chief financial officer of each of Holdings, Intermediate Holdings and the Company, dated the date of the Amendment No. 1 Effective Date, in the form of the Amendment Effective Date Certificate with such modifications thereto as the Agents may deem appropriate to reflect the transactions contemplated on the Amendment No. 1 Effective Date.

Section 5.3.4. Opinions of Counsel. The Agents shall have received an opinion, dated the Amendment No. 1 Effective Date and addressed to the Agents and all of the Lenders, from Shutts & Bowen LLP, counsel to the Obligors, in form and substance satisfactory to the Administrative Agent.

Section 5.3.5. Collateral Documents. The Agents shall have received duly executed counterparts of a supplement to the U.S. Guaranty and Security Agreement pursuant to which each Alcoa Railroad becomes a Domestic Subsidiary Guarantor party to the U.S. Guaranty and Security Agreement, together with (a) the certificates evidencing all of the issued and outstanding shares of Capital Stock pledged pursuant to the U.S. Guarantee and Security Agreement, which certificates shall in each case be accompanied by undated powers of transfer duly executed in blank and such other instruments and documents as the Agents shall deem necessary or, in the reasonable opinion of the Agents, desirable under applicable law to perfect the security interest of the Collateral Agent in such shares of Capital Stock and (b) UCC-1 financing statements in form acceptable to the Collateral Agent for filing to perfect the security interests of the Collateral Agent therein to the extent such security interest may be perfected by a filing of such a financing statement.

Section 5.3.6. Litigation. There shall exist no pending or threatened action, suit, investigation, litigation or proceeding in any court or before any arbitrator or Governmental Authority which (x) purports to affect the consummation of the transactions contemplated by Amendment No. 1 or the legality or validity of the Credit Agreement, any other Loan Document or any Material Document or (y) could reasonably be expected to have a Material Adverse Effect.

Section 5.3.7. Acquisition. The Alcoa Railroad Acquisition shall be consummated substantially simultaneously with the borrowing of Alcoa Additional Term Loans, and on terms, and with an ownership, corporate, legal, tax, management and capital structure, reasonably satisfactory to the Administrative Agent in all respects.

Section 5.3.8. Approvals. All governmental, shareholder and third party consents and approvals necessary or desirable in connection with the execution and delivery of Amendment No. 1 and the Loan Documents to be delivered in connection therewith by the Obligors and the performance of their obligations thereunder and hereunder shall have been duly obtained and all applicable waiting periods shall have expired, without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the execution and delivery of such documents by the Obligors and the performance of their Obligations thereunder and hereunder, and no such law or regulation shall be applicable which in the judgment of the Collateral or Administrative Agent could have any such effect.

Section 5.3.9. Borrowing Request. The Administrative Agent shall have received a Borrowing Request from the Company in respect of the Alcoa Additional Term Loans.

SECTION 7 . Representations and Warranties. The Company represents and warrants that (i) the representations and warranties set forth in Article 6 of the Credit Agreement will be true and correct as of the Amendment No. 1 Effective Date and (ii) no Default will have occurred and be continuing on such date.

SECTION 8 . Miscellaneous.

(a) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

(b) Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective on the date when the following conditions are met:

(i) the Administrative Agent shall have received duly executed counterparts hereof signed by Holdings, Intermediate Holdings, the Borrowers and the Required Lenders and each Lender with an Alcoa Additional Term Loan Commitment (or, in the case of any such party as to which an executed counterpart or consent shall not have been received, the Administrative Agent shall have received telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof or consent hereto by such party);

(ii) the conditions set forth in Section 5.3 of the Credit Agreement (as amended hereby) shall have been satisfied; and

(iii) the Alcoa Railroad Acquisition shall each close simultaneously with the effectiveness of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

RAILAMERICA, INC.

By: _/s/ Larry W. Bush

Name: Larry W. Bush
Title: Vice President and Treasurer

PALM BEACH RAIL HOLDING, INC.

By: _/s/ Larry W. Bush

Name:Larry W. Bush Title: Vice President and Treasurer

RAILAMERICA TRANSPORTATION CORP.

By: _/s/ Larry W. Bush

Name: Larry W. Bush
Title: Vice President and Treasurer

RAILAMERICA CANADA CORP.

By: _/s/ Larry W. Bush

Name: Larry W. Bush
Title: Vice President and Treasurer

RAILINK CANADA LTD.

By: _/s/ Larry W. Bush

Name: Larry W. Bush
Title: Vice President and Treasurer

UBS AG, STAMFORD BRANCH, as Administrative Agent

By: /s/ Wilfred V. Saint

Name: Wilfred V. Saint
Title: Director Banking Products Services, U.S.

By: /s/ Joselin Fernandes

Name: Joselin Fernandes
Title: Associate Director Banking Products Services, U.S.

SCHEDULE I

AMENDMENT NO. 1 EFFECTIVE DATE MORTGAGES

SCHEDULE II-B

ALCOA ADDITIONAL TERM LOAN COMMITMENTS

Alco Additional Term Loan Commitment

UBS AG, Stamford Branch 677 Washington Blvd. Stamford, CT 06901	100%